Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is made by and between JAMF Holdings, Inc., a Minnesota corporation (the “Company”), and Jill Putman (the “Executive”), effective as of April 22, 2021 (the “First Amendment Effective Date”). Capitalized terms used in this First Amendment but not otherwise defined in this First Amendment will have the respective meanings assigned to such terms in the Employment Agreement (as defined below).

WHEREAS, the Company and Executive have heretofore entered into that certain Employment Agreement, effective as of November 20, 2017 (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement, as set forth in this First Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company and Executive agrees as follows, effective as of the First Amendment Effective Date:

1.            Section 9 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

9.            If the Company terminates your employment without “Cause” or you voluntarily terminate your employment for a “Good Reason” (each a “Qualifying Termination”), so long as you (i) execute on or before the Release Expiration Date (as defined below), and do not revoke within any time provided by the Company to do so, a separation agreement and release of all claims in a form provided to you by the Company (the “Release”), which Release will, among other things, release the Company and its affiliates, shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of your employment and relationship with the Company or the termination of such employment or relationship, but excluding all claims to severance payments you may have under this Section 9; and (ii) abide by the terms of the Company’s standard “Employment and Restrictive Covenants Agreement” (attached to this letter as Exhibit A) and any other post-employment obligations that you may owe to the Company, then the Company will provide you the payments and benefits set forth in paragraphs (A)-(D) below.

(A)            The Company will make severance payments to you in a total amount equal to six (6) (or, if such termination occurs within the Change of Control Period (as defined below), twelve (12) months’ worth of your Base Salary as in effect on the date of such termination) (such total severance payments being referred to as the “Severance Payment”). The Severance Payment will be divided into substantially equal installments paid over the six (6)-month period or, if during the Change in Control Period, the twelve (12)-month period (such period, the “Severance Period”) following the date on which your employment terminates (the “Termination Date”). On the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date (the “First Payment Date”), the Company will pay to you, without interest, the aggregate amount payable pursuant to any installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled pay dates on or following the Termination Date, and, subject to Section 17 of this letter, each of the remaining installments will be paid on the Company’s regularly schedules pay dates during the remainder of the Severance Period.

As used herein, (1) the “Change of Control Period” means the one (1)-year period immediately following a Change of Control and the three-month period immediately preceding a Change of Control and (2) “Change of Control” has the meaning set forth in the Jamf Holding Corp Omnibus Incentive Plan.

(B)              Subject to your eligibility and timely election to continue coverage for you and your spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will, at its option pay or reimburse you on a monthly basis for the difference between the amount you pay to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit will be paid on or about the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which you submit to the Company documentation of the applicable premium payment having been paid by you, which documentation will be submitted by you to the Company within thirty (30) days following the date on which the applicable premium payment is paid. You will be eligible to receive such reimbursement payments until the earliest of: (i) the expiration of the Severance Period; (ii) the date you are no longer eligible to receive COBRA continuation coverage; and (iii) the date on which you become eligible to receive coverage under a group health plan sponsored by another employer (and you agree to promptly report any such eligibility to the Company); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain your sole responsibility, and the Company will not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.

(C)              In the event such Qualifying Termination occurs during the Change in Control Period, (i) the Company will also pay to you a prorated Bonus for the calendar year that includes the Termination Date, based on deemed achievement of the performance criteria at target levels, and with the pro-ration determined by multiplying the amount of the such Bonus (if any) which would be due for the full calendar year had you remained employed by a fraction, the numerator of which is the number of days during the calendar year of termination that you are employed by the Company and the denominator of which is 365 (the “Prorated Bonus”), payable in a lump sum on the First Payment Date, and (ii) 100% of your outstanding unvested equity awards that vest based on continued employment or service will accelerate and vest as of the Termination Date.

(D)             The Company will pay to you (i) any unpaid Base Salary through the Termination Date; (ii) any Bonus earned but unpaid with respect to the calendar year ending on or preceding the Termination Date; (iii) any accrued but unused vacation, payable in accordance with the Company’s vacation policy as in effect on the Termination Date, and (iv) reimbursement for any unreimbursed business expenses incurred through the Termination Date (collectively, the “Accrued Benefits”), payable in a lump sum on the First Payment Date.

If the Release is not executed and returned to the Company on or before the Release Expiration Date (as defined below), and the required revocation period has not fully expired without revocation of the Release by you, then you will not be entitled to any portion of the payments or benefits contemplated by Section 9(A) through 9(C). As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to you (which will occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is determined by the Company to be “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

2.             The following is hereby added at the end of Section 17:

To the extent, if any, that the aggregate amount of the installments of the Severance Payment that would otherwise be paid pursuant to Section 9 after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to you in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess).

3.             Section 18 is hereby renumbered as Section 19.

4.             The following is hereby added as a new Section 18:

18.           Notwithstanding anything to the contrary in this Agreement, if you are a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which you have the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement will be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by you from the Company or any of its affiliates will be one dollar ($1.00) less than three times your “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by you will be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to you (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, will be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary will be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times your base amount, then you will immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 18 will require the Company to be responsible for, or have any liability or obligation with respect to, your excise tax liabilities under Section 4999 of the Code.

4.             Executive and the Company acknowledge and agree that this First Amendment constitutes the prior written consent of each of the Company and Executive and fulfills the requirements of an amendment contemplated by Section 19 of the Employment Agreement. Upon the effectiveness of this First Amendment, each reference in the Employment Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import will mean and be a reference to the Employment Agreement as modified by this First Amendment. Except as otherwise expressly set forth in this First Amendment, all other terms and conditions of the Employment Agreement remain in full force and effect without modification. This First Amendment will be governed by all provisions of the Employment Agreement, unless the context otherwise requires, including all provisions concerning construction, enforcement, notices and choice of law. To the extent a conflict arises between the terms of the Employment Agreement and this First Amendment, the terms of this First Amendment will prevail.

5.             This First Amendment may be executed in one or more counterparts (including by means of signature pages delivered by facsimile transmission or electronic mail) (including being delivered by means of a facsimile or portable document format (*.pdf)), each of which will be deemed an original and all of which, when taken together, will constitute one valid and binding agreement effective when one or more such counterparts have been signed by each of Executive and the Company and delivered to the other party hereto. Facsimile or scanned and emailed transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed transmission will be deemed the same as delivery of an original. At the request of Executive or the Company, the parties hereto will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.

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IN WITNESS WHEREOF, Executive and the Company each have caused this First Amendment to be executed and effective as of the First Amendment Effective Date.

JAMF HOLDINGS, INC.

By:	/s/ Dean Hager
Dean Hager
Chief Executive Officer

EXECUTIVE

/s/ Jill Putman
Jill Putman